As filed with the Securities and Exchange Commission on September 9, 2008

Registration No. 333-152690

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FRESENIUS KABI PHARMACEUTICALS HOLDING, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	98-0589183
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Else-Kroener-Strasse 1

61352 Bad Homburg v.d.H.

Germany

+49 (6172) 608 0

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gerrit Steen

Else-Kroener-Strasse 1

61352 Bad Homburg v.d.H.

Germany

+49 (6172) 608 2779

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Scott Simpson Michal Berkner Skadden, Arps, Slate, Meagher & Flom (UK) LLP 40 Bank Street, Canary Wharf London E14 5DS +44 (0) 207 519 7000	Philip Richter Brian Mangino Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 (212) 859-8000

Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☒ 333-152690

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Contingent Value Rights (CVRs)	200,000(1)	Not Applicable	$140,000(2)	$5.50(3)

(1)	The CVRs are issuable by the registrant to holders of common stock, par value $0.001 per share, of APP Pharmaceuticals, Inc. pursuant to the proposed merger among Fresenius SE, a societas europaea organized under the laws of Germany, Fresenius Kabi Pharmaceuticals Holding, Inc., an indirect, wholly-owned subsidiary of Fresenius SE, and Fresenius Kabi Pharmaceuticals, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Fresenius Kabi Pharmaceuticals Holdings, Inc., and APP Pharmaceuticals, Inc. Fresenius Kabi Pharmaceuticals Holding, Inc. has previously registered 163,194,389 CVRs pursuant to the registration statement on Form S-4 filed on July 31, 2008, as amended on August 15, 2008 (Registration No. 333-152690), and has paid all registration fees associated therewith. Fresenius Kabi Pharmaceuticals Holding, Inc. is filing this post-effective amendment No. 1 to the Registration Statement to register an additional 200,000 CVRs that may be issued in connection with the proposed merger.
(2)	Determined based on Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act of 1933 by multiplying (a) $0.70 (the result of $23.70, the average of the high and low prices of the APP Pharmaceuticals, Inc. common stock as reported in the consolidated reporting system as of September 8, 2008, less $23.00, the amount of cash consideration per share payable in the merger in respect of each outstanding share of APP Pharmaceuticals, Inc. common stock), by (b) 200,000.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $39.30 per $1,000,000 of the proposed maximum aggregate offering price. The registration fee was previously paid in connection with the initial filing of the registration statement on July 31, 2008.

THIS POST-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE COMMISSION IN ACCORDANCE WITH RULE 462(b) UNDER THE SECURITIES ACT OF 1933.

EXPLANATORY NOTE

We are filing this post-effective amendment No. 1 (“Post-Effective Amendment No. 1”) to our registration statement on Form S-4 filed on July 31, 2008, as amended on August 15, 2008 (Registration No. 333-152690) (the “Registration Statement”) with the Securities and Exchange Commission pursuant to General Instruction K of Form S-4 and Rule 462(b) of the Securities Act of 1933, for the sole purpose of registering an additional 200,000 CVRs, for issuance in connection with the merger among Fresenius SE, a societas europaea organized under the laws of Germany, which we refer to as Fresenius, Fresenius Kabi Pharmaceuticals Holding, Inc., an indirect, wholly-owned subsidiary of Fresenius, which we refer to as FK Holdings, Fresenius Kabi Pharmaceuticals, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of FK Holdings, which we refer to as Merger Sub, and APP Pharmaceuticals, Inc., which we refer to as APP. Under the merger agreement, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into APP and APP will become a direct, wholly-owned subsidiary of FK Holdings and an indirect, wholly-owned subsidiary of Fresenius, and FK Holdings will issue the CVRs. FK Holdings has previously registered 163,194,389 CVRs under the Securities Act pursuant to the Registration Statement.

INCORPORATION OF DOCUMENTS BY REFERENCE

This Post-Effective Amendment No. 1 incorporates by reference the contents of the Registration Statement, including all amendments, supplements and exhibits thereto and all information incorporated by reference therein. Additional opinions and consents required to be filed with this Post-Effective Amendment No. 1 are listed on the Index to Exhibits attached to and filed with this Post-Effective Amendment No. 1.

FK HOLDINGS SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bad Homburg, Germany, on September 9, 2008.

FRESENIUS KABI PHARMACEUTICALS HOLDING, INC. (Registrant)

By:	/s/ RAINER BAULE
Name:	Rainer Baule
Title:	Director of Fresenius Kabi Pharmaceuticals Holding, Inc.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	*
Name:	Dr. Ulf M. Schneider
Title:	Director of Fresenius Kabi Pharmaceuticals Holding, Inc.
Date:	September 9, 2008

By:	*
Name:	Rainer Baule
Title:	Director of Fresenius Kabi Pharmaceuticals Holding, Inc.
Date:	September 9, 2008

*By:	/s/ JÜRGEN LAUTERBACH
Name:	Jürgen Lauterbach
Title:	Attorney-in-fact
Date:	September 9, 2008

EXHIBIT INDEX

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, with respect to the validity of the securities being issued.

23.1.	Consent of Skadden, Arps, Slate, Meagher & Flom (UK) LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

23.3	Consent of Goldman, Sachs & Co.

23.4	Consent of Lazard Frères & Co.

23.5	Consent of Ernst & Young LLP.

24.1*	Power of Attorney.

*	Previously filed on Amendment No. 1 to FK Holdings’ registration statement on Form S-4 filed on August 15, 2008.